EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. No. 2-90847, No. 33-33620, No. 333-56904, No. 333-66698, and No. 333-106852 on Form S-8 of Westmoreland Coal Company and subsidiaries of our report dated March 10, 2006 related to the financial statements of Westmoreland – LG&E Partners as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this Annual Report on Amendment No.1 to Form 10-K/A of Westmoreland Coal Company for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
November 2, 2006